Exhibit 99.1

PEN Inc Announces Debt Pay-off and Sale of Equity

Miami, Florida, February 4, 2019 – PEN Inc (OTCMKTS: PENC) (“PEN” or the” Company”) announced that it has paid in full the loan from its secured lender. Payment was made using proceeds from the sale of equity. Tom Berman, President of the Company noted: “Becoming debt free was one of my goals when I joined PEN and I am pleased this has been accomplished. This will provide greater operating flexibility and enable us to put more money to the bottom line.”

The company also announced the sale of 325,581 shares of its Class A common stock at a price of $0.40 per share for aggregate proceeds of $130,232. PEN also sold to the investor warrants to purchase up to 325,581 additional shares at a warrant exercise price of $1.50. The right to purchase warrant shares expires on the earlier of (1) 45 days after the day that PEN shares have been trading at or above 120% of the exercise price for a period of 90 days, or (2) four years from date of issue. Proceeds from the sale of the warrants were $9,767. The securities were all sold in a private placement. No commissions are payable. Proceeds will be used for general corporate purposes and working capital.

Dr. Scott Rickert, PEN’s Chairman and Chief Executive Officer commented: “I am delighted to announce progress along these lines. We continue to work to bring our SEC filings current. We hope the news today gives our shareholders some comfort that the team at PEN continues working hard in the best interest of our shareholders.”

About PEN Inc.

PEN Inc. is a leader in developing, commercializing, and marketing consumer and industrial products enabled by nanotechnology that solve everyday problems for customers in the health, transportation, military, sports, and safety industries. Through PEN’s wholly-owned subsidiary PEN Brands LLC, the Company develops, manufactures and sells products based on nanotechnology including the ULTRA CLARITY® brand eyeglass cleaner, CLARITY DEFOG IT™ brand defogging products and CLARITY ULTRASEAL® nanocoating products for glass and ceramics. The Company also sells an environmentally friendly surface protector, fortifier, and cleaner through a wholly-owned subsidiary, PEN Technology, LLC. The Company’s Applied Nanotech, Inc. subsidiary in Austin, Texas functions as the Design Center conducting research and development services for government and private customers and new product development for PEN focusing on innovative and advanced product solutions in the areas of safety, health, and sustainability. For more information about PEN, visit www.penc.us.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2018, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”).

All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information

ir@pen-technology.com

(844) 273-6462